UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2005

Transcat, Inc.

(Exact name of registrant as specified in charter)

Ohio	000-03905	16-0874418

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 Vantage Point Drive, Rochester, New York	14624

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 585-352-7777

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item. 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item. 1.01   Entry into a Material Definitive Agreement

     Transcat, Inc. (the “Company”) currently has a Performance Incentive Plan (the “Performance Plan”) that includes Carl E. Sassano, the Company’s Chairman of the Board, President and Chief Executive Officer and Charles P. Hadeed, the Company’s Chief Operating Officer, Vice President of Finance and Chief Financial Officer. The Performance Plan established certain performance standards for the fiscal year ended March 26, 2005 (“Fiscal 2005”). These performance standards, applied 100% to Mr. Sassano and 50% to Mr. Hadeed, are based on the following factors: (i) operating earnings (60%); (ii) service sales (25%); and (ii) products sales (15%). The remaining 50% of Mr. Hadeed's objectives under the Performance Plan were specific individual objectives.

     On April 27, 2005, the Compensation Committee of the Board of Directors of the Company reviewed and approved awards under the existing Performance Plan for Fiscal 2005 and established the same Performance Plan for the fiscal year ending March 25, 2006 (“Fiscal 2006”).

     Under the Performance Plan for Fiscal 2006, both Mr. Sassano and Mr. Hadeed will be eligible for performance-based awards if the Company attains specific targeted performance goals. Assuming these targets are met, Mr. Sassano will be eligible to receive an annual cash bonus as follows: 60% will based on operating earnings, 25% on service sales and 15% on product sales. These cash bonuses will be limited to a maximum of 60% of Mr. Sassano’s base salary. Mr. Hadeed will be eligible to receive an annual cash bonus based on the same criteria, but his will be limited to a maximum of 49.5% of his base salary.

     For Fiscal 2005, the Compensation Committee approved the payment of a $75,000 cash bonus to Mr. Sassano (which amount includes a supplemental $26,000 discretionary bonus) and the payment of a $62,000 cash bonus to Mr. Hadeed.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCAT, INC.

Dated: May 3, 2005	By:	/s/ Charles P. Hadeed

Charles P. Hadeed Chief Operating Officer, Vice President of Finance and Chief Financial Officer